EXHIBIT 12






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                                SCI SYSTEMS, INC.
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      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                            Year Ended June 30,             Nine Months Ended
                                                            March 26, March 24,
                   1991      1992    1993    1994    1995      1995      1996
                  ---------------------------------------     ---------------
Income from
continuing
operations
before
income taxes
and extraordinary
item             $ 8,485  $ 6,802  $42,883  $46,916  $75,661  $51,143  $ 94,772

Plus fixed charges:
interest and
amortization of
debt expenses     22,400   15,479   16,793   15,423   18,400   13,334    17,861
                  -------------------------------------------------------------

Income from
continuing
operations
before
income taxes
and extraordinary
item,
and fixed
 charges         $30,885  $22,281  $59,676  $62,339  $94,061  $64,477  $112,633
                 ==============================================================

Ratio of
earnings to
fixed charges (1) 1.38x    1.44x    3.55x    4.04x    5.11x     4.84x     6.31x
(1)The ratios of earnings to fixed charges were calculated by dividing interest expense and amortization of debt expenses into the sum of income from continuing operations before income taxes and such fixed charges, and extraordinary item.
END OF EXHIBIT 12


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